Exhibit 99.1

News Release

Contact:	John A. Hauser

(920)-743-5551

Source:	Baylake Corp.

Baylake Corp. Reports Financial Results for the Three and Nine Months ended September 30, 2009

Sturgeon Bay, Wisconsin – (PR Newswire) – October 23, 2009

•	Net income grew to $0.8 million for the quarter ended 9/30/09.
•	Net income per share grew to $0.11 for the quarter ended 9/30/09.
•	Net interest margin increased 22 basis points to 3.19% for the quarter ending 9/30/09, compared to 2.97% for the quarter ended 6/30/09.
•	Nonperforming loans decreased $11.1 million or 21.5% from the prior quarter.
•	Allowance for loan losses increased to 2.07% of total loans at 9/30/09, up 24 basis points from the prior quarter.
•	Total Stockholders’ Equity increased $4.5 million to $74.9 million at 9/30/09, up 6.4% from the prior quarter.
•	Convertible Promissory Notes in the amount of $4.2 million were issued.

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.0 billion in assets, today reported net income of $0.8 million, or $0.11 basic and diluted earnings per share, for the third quarter of 2009, an improvement of $2.0 million compared to a net loss of $1.2 million ($0.15 basic and diluted loss per share) for the third quarter of 2008. Return on assets (ROA) and return on equity (ROE) for the quarter ended September 30, 2009 increased to 0.31% and 4.61%, respectively, compared to (0.43%) and (6.37%), respectively, for the same period in 2008.

The improved operating results for the third quarter of 2009 were impacted by a $2.0 million (62.5%) reduction in the provision for loan losses from $3.2 million for the quarter ended September 30, 2008 to $1.2 million for the quarter ended September 30, 2009.

During the third quarter, non performing loans decreased $11.1 million (21.5%) from $51.6 million at June 30, 2009 to $40.5 million at September 30, 2009.

“We are encouraged by our third quarter results. Although our non performing loans remain at an unacceptably high level, we are hopeful that reductions in problem loan levels will continue in the next few quarters. Despite the fact that the effects of the recession have continued to hamper the repayment abilities of many of our borrowers, we are beginning to see slight improvements in business activity from some of our larger manufacturing customers,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer.

Net charge-offs for the quarter ended September 30, 2009 were $0.3 million, or 0.14% on an annualized basis of average total loans compared to $2.9 million, or 0.60% on an annualized basis of average total loans for the quarter ended September 30, 2008. Net charge-offs for the quarter ended June 30, 2009 were $2.9 million. At September 30, 2009 and September 30, 2008, the allowance for loan losses as a percent of total loans was 2.07% and 1.69%, respectively. This compares to 1.83% for the quarter ended June 30, 2009. The ratio of allowance for loan losses to non-performing loans at September 30, 2009 was 34.5%, compared to 33.0% at September 30, 2008 and 25.23% at June 30, 2009.

Total loans decreased by $71.0 million, or 9.5%, from $746.6 million at September 30, 2008 to $675.6 million at September 30, 2009. Total deposits decreased $10.3 million, or 1.2%, from $842.4 million at September 30, 2008 to $832.1 million as of September 30, 2009. The decline in deposits was a result of our strategic decision to allow brokered certificates of deposit in the amount of $19.3 million to mature in an effort to reduce our reliance on such deposits. In addition, the decline in deposit balances was impacted by aggressive pricing decisions made by local bank and non-bank competitors, which we chose not to match during the third quarter of 2009.

Our investment portfolio decreased $14.3 million, or 6.4%, from $223.9 million at September 30, 2008 to $209.6 million as of September 30, 2009. Partially offsetting this decrease, during the third quarter of 2009, was the market value of certain corporate debt obligations currently held in our investment portfolio showed improvement. Baylake does not currently hold any Fannie Mae or Freddie Mac preferred securities.

Baylake’s total assets and shareholders’ equity were $1.0 billion and $74.9 million, respectively, at September 30, 2009, compared to $1.1 billion and $75.5 million, respectively, at September 30, 2008. The decrease in shareholders’ equity when compared to September 30, 2008 was primarily a result of operating losses of $8.6 million experienced in the fourth quarter of 2008 partially offset by net operating income of $3.7 million for the nine months ended September 30, 2009 and a $4.3 million increase in accumulated other comprehensive income related to an increase in the market value of Baylake’s investment portfolio. Baylake’s total risk-based capital was 11.34% at September 30, 2009 compared to 11.73% at September 30, 2008. At September 30, 2009, both Baylake Corp. and Baylake Bank were considered “well capitalized” under applicable bank regulatory guidelines.

During the quarter ending September 30, 2009, $4.2 million of Convertible Promissory Notes were issued through a Private Placement offering. The proceeds from the offering will be used to provided capital to Baylake Bank and for other general corporate purposes.

Net interest margin increased 9 basis points from 3.10% for the quarter ended September 30, 2008 to 3.19% for the quarter ended September 30, 2009.

We believe that we have more than adequate resources available to meet our short-term liquidity needs. As of September 30, 2009, Baylake Bank had $32.6 million in established lines of credit with nonaffiliated banks, none of which had been drawn as of that date. Additionally, Baylake Bank is approved to access, subject to pledging appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated. The selected financial and other data at September 30, 2009 and 2008 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period)	September 30, 2009 (unaudited)	December 31, 2008 (unaudited)	September 30, 2008 (unaudited)

	(dollars in thousands, except per share data)
Total assets	$1,045,561	$1,062,913	$1,074,619
Investment securities (1)	209,612	225,417	223,946
Total loans	675,634	729,090	746,595
Total deposits	832,124	849,758	842,442
Borrowings (2)	106,221	115,269	129,372
Subordinated debentures	16,100	16,100	16,100
Convertible promissory notes	4,200	—	—
Stockholders’ equity	74,915	68,954	75,463
Non-performing loans (3)	40,485	44,054	38,234
Non-performing assets (3)	50,663	51,197	46,384
Shares outstanding	7,911,539	7,911,539	7,911,539
Book value per share	$9.47	$8.72	$9.54

	As of and for the Three Months Ended September 30,		As of and for the Nine Months Ended September 30,
Selected Operations Data - UNAUDITED
	2009	2008	2009	2008

Total interest income	$11,828	$13,947	$35,922	$43,855
Total interest expense	4,410	6,628	14,300	22,147

Net interest income before provision for loan losses	7,418	7,319	21,622	21,708
Provision for loan losses	1,200	3,200	3,600	4,361
Net Interest income after provision for loan losses	6,218	4,119	18,022	17,347

Total non-interest income	2,090	2,102	9,219	6,615
Total non-interest expense	7,429	8,712	22,671	25,567

Income (loss) before income taxes	879	(2,491)	4,570	(1,605)
Income tax expense (benefit)	44	(1,317)	919	(1,690)
Net income (loss)	$835	$(1,174)	$3,651	$85

	As of and for the Three Months Ended September 30, (unaudited)		As of and for the Nine Months Ended September 30, (unaudited)
	2009	2008	2009	2008
Per Share Data: (4)
Net income (loss) per share (basic)	$0.11	$(0.15)	$0.46	$0.01
Net income (loss) per share (diluted)	$0.11	$(0.15)	$0.46	$0.01
Cash dividends per common share	$—	$—	$—	$—
Book value per share	$9.47	$9.54	$9.47	$9.54

Performance Ratios: (5)
Return on average total assets	0.31%	-0.43%	0.46%	0.01%
Return on average total shareholders’ equity	4.61%	-6.37%	6.87%	0.14%
Net interest margin (6)	3.19%	3.10%	3.13%	3.09%
Net interest spread (6)	3.06%	2.90%	3.00%	2.87%
Efficiency ratio (9)	75.53%	89.06%	70.85%	87.84%
Non-interest income to average assets	0.79%	0.77%	1.17%	0.82%
Non-interest expense to average assets	2.80%	3.20%	2.88%	3.16%
Net overhead ratio (7)	2.01%	2.43%	1.71%	2.35%
Average loan to average deposit ratio	82.03%	87.20%	84.15%	86.94%
Average interest earning assets to average interest bearing liabilities	107.61%	107.66%	106.66%	107.48%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	5.99%	5.12%	5.99%	5.12%
Allowance for loan losses to:
Total loans	2.07%	1.69%	2.07%	1.69%
Non-performing loans	34.51%	32.97%	34.51%	32.97%
Net charge-offs to average loans	0.14%	1.55%	0.60%	0.64%
Non-performing assets to total assets	4.85%	4.32%	4.85%	4.32%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	7.17%	7.02%	7.17%	7.02%
Tier 1 risk-based capital	9.54%	10.48%	9.54%	10.48%
Total risk-based capital	11.34%	11.73%	11.34%	11.73%
Leverage ratio	7.16%	8.36%	7.16%	8.36%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	28	28	28	28
Number of full-time equivalent employees	306	314	306	314

(1)	Includes securities classified as available for sale.
(2)	Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.
(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	Earnings per share are based on the weighted average number of shares outstanding for the period.
(5)	With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.
(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.
(8)	The capital ratios are presented on a consolidated basis.
(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.